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2017 Annual Statement of Servicer Compliance (Item 1123)

Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”) dated as of September 1, 2016 by and among GS Mortgage Securities Corporation II, as Depositor, Midland Loan Services, a Division of PNC Bank, National Association as Master Servicer, Rialto Capital Advisors, LLC as General Special Servicer, TriMont Real Estate Advisors, LLC as 540 West Madison Special Servicer, Pentalpha Surveillance LLC as Operating Advisor and Asset Representations Reviewer, Wells Fargo Bank, National Association as Certificate Administrator and Wells Fargo Bank, National Association as Trustee relating to the GS Mortgage Securities Trust 2016-GS3, Commercial Mortgage Pass-Through Certificates, Series 2016-GS3 (GSMS 2016-GS3)

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the “Special Servicer”) herein certifies to the following:

1.     All servicing activities and performance of such servicing activities under the Pooling and Servicing Agreement are performed on behalf of the Special Servicer.

2.     A review of the servicing activities and performance by the Special Servicer for the period of January 1, 2017 to December 31, 2017 (the “Reporting Period”) in accordance with the Pooling and Servicing Agreement has been conducted under my supervision.

3.     To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under the terms of the Pooling and Servicing Agreement, in all material respects for the Reporting Period and if there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herein.

Certified by: /s/ Adam Singer                                                                                                 Date: March 1, 2018

Adam Singer, Managing Director